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Exhibit 23.1


                      Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus pertaining to the United Wisconsin Services, Inc. Dividend Reinvestment and Direct Stock Purchase Plan for the registration of 800,000 shares of its common stock and the incorporation by reference therein of our report dated February 14, 1997, with respect to the consolidated financial statements and schedules of United Wisconsin Services, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                       ERNST & YOUNG LLP


Milwaukee, Wisconsin
June 13, 1997